EXHIBIT 99.1
22

PRESS RELEASE

FOR IMMEDIATE RELEASE

OPENLANE Names Brad Herring Chief Financial Officer

Bolsters Leadership Bench With More Than 30 Years of Financial
Management and Investor Relations Expertise

Carmel, Ind. – April 22, 2025 – OPENLANE, Inc. (NYSE: KAR), a leading operator of digital marketplaces for wholesale used vehicles, announces the company has named Brad Herring as EVP and Chief Financial Officer effective May 27, 2025. Herring will be responsible for leading all financial, reporting and investor-facing functions across OPENLANE, including the company’s capital investment strategy. Herring also joins OPENLANE’s executive team and will report to CEO Peter Kelly.

“We remain committed to our vision to build the world’s greatest digital marketplace for used vehicles,” said Peter Kelly, CEO of OPENLANE. “Brad has a long track record improving financial and operational performance while increasing visibility and strengthening rapport with investors — a great fit as OPENLANE extends our momentum. His growth-mindset grounded in data, analytics and collaboration will complement and reinforce our culture of bold innovation and disciplined financial management. Brad’s stable leadership and diverse experiences are just what we need to advance our strategy while delivering the very best results for both our customers and our stockholders.”

Herring brings more than 30 years of experience spanning financial operations, investor relations, financial planning and analysis, public company reporting and business development. Most recently, Herring spent more than a dozen years serving as CFO of digitally-forward companies including Enfusion (NYSE:ENFN), a SAAS provider for hedge funds and asset managers, and Shift4 Payments (NYSE:FOUR), a global leader in technology-led payment processing. Herring also was the CFO of Elavon, a global provider of merchant services and payment processing, and Fiserv’s Digital Banking Group. Previously, he held roles of progressive financial leadership at Equifax, Delta Air Lines and ING North America.

“I am very excited to be joining OPENLANE on its journey leading the digital transformation of buying and selling wholesale used vehicles,” said Brad Herring, incoming EVP and Chief Financial Officer. “With Peter’s leadership and OPENLANE’s team of skilled professionals, I have great confidence in the organization’s ability to deliver continued growth and value to both customers and shareholders through the unique pairing of its market-leading technology solutions and highly scalable financial profile.”

Herring holds a bachelor of arts degree in business management and economics and a master of business administration from the Georgia Institute of Technology.

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OPENLANE Contacts:
Media Inquiries:	Analyst Inquiries:
Laurie Dippold	Jared Harnish
(317) 468-3900	(317) 249-4559
laurie.dippold@openlane.com	investor_relations@openlane.com

About OPENLANE
OPENLANE, Inc. (NYSE: KAR) provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. OPENLANE’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services. Our integrated marketplaces reduce risk, improve transparency and streamline transactions for customers around the globe. Headquartered in Carmel, Indiana, OPENLANE has employees across the United States, Canada, Europe, Uruguay and the Philippines. For more information and the latest OPENLANE news, visit corporate.openlane.com.